EXHIBIT 23.2
CONSENT OF ANALYSIS, RESEARCH & PLANNING CORPORATION

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-88580 and No. 333-88580-01) and S-8 (No. 333-67257, No. 333-35229, No. 333-00829, No. 333-19445, No. 333-42133, No. 333-128260, No. 333-130047, No. 333-143716 and No. 333-149396) of Ingersoll-Rand Company Limited (the “Company”) of (i) the references to us in the form and context in which they appear in such registration statements, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims in such registration statements.

February 28, 2008

Analysis, Research & Planning Corporation

By:	/s/ Thomas Vasquez
	Name:	Thomas Vasquez, Ph.D
	Title:	Vice President